Following is a letter from John Dickson, President and Chief Executive Officer of Agere Systems, that is first being sent to employees on Dec. 10, 2004.

Dear Colleague,

Agere Systems has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission indicating that we will seek shareholder approval to effect a reverse stock split and combine our two classes of common stock. I would like to give you some perspective on the benefits -- both for Agere and our shareholders -- associated with these very important proposals.

At our Annual Shareholder Meeting in February, we plan to ask shareholders to approve a reverse stock split at one of four alternative ratios -- 1 for 10, 1 for 20, 1 for 30 and 1 for 40. If we receive shareholder approval for any reverse split, the Agere Board of Directors will decide whether and when to implement a reverse stock split, and which of the approved ratios would work best for our company given market and business conditions at the time.

Many of you may be concerned that a higher priced stock cannot increase as easily as a lower priced stock. That is simply not the case. The starting price of a stock does not determine its ability to rise; the overall financial performance of a company and the market environment are the key factors.

It is important to note that a reverse stock split would preserve each shareholder's percentage ownership in the company, except to the extent the shareholder receives cash instead of fractional shares. It also is not intended to change the total value of the shares you own. A reverse split changes only the number of shares outstanding. This, in turn, results in a change in the per-share price because the total value of the company is spread among fewer shares.

A reverse stock split is a sound business decision for Agere for a number of reasons. Our stock may experience an increased level of trading because it could be more attractive to certain investors who may be reluctant to purchase low-priced stock. A reverse stock split also may reduce transaction costs for investors who pay commissions based on the number of shares bought or sold because they would be buying or selling fewer shares. Lower commissions also may make our stock attractive to new investors. In addition, we would be able to significantly reduce our own costs because we would have fewer shareholders since shareholders who own less than one share of stock after the reverse split would receive cash instead of fractional shares.

At the Annual Meeting, we also expect to ask shareholders to approve reclassifying our two classes of common stock into one new class of common stock. We initially established the two classes to ensure the tax-free status of our spinoff from Lucent. Establishing a single common stock may improve the liquidity of our stock, eliminate any potential confusion over two classes of stock, and reduce the costs associated with the mailing of our Annual Meeting materials.

Turning to executive compensation, I have made it a practice to be open and candid with you about my salary and bonus. For fiscal year 2004, my annual salary was $800,000. On Dec. 1 of this year, I received a bonus of $320,000, which was 32 percent of target. I also was granted 2 million Agere stock options. Last December, I was granted 2.5 million stock options, which is disclosed in the proxy statement. The Agere Board of Directors set my compensation following the performance management guidelines that have been put in place for all employees. Information about my compensation and that of Agere's other executive officers can be found in our proxy statement, which will be mailed to shareholders in late December. That information also is contained in the preliminary proxy filing.

To ensure that we provide answers to all of your questions about our proposals for effecting a reverse stock split and reclassifying our Class A and Class B common stock, more information, including a set of questions and answers, will be posted on the MyAgere portal. In addition, as we move along in the process, we will continue to provide you with updated information.

John Dickson



THIS LETTER IS BEING PROVIDED BEFORE DELIVERY TO YOU OF OUR PROXY STATEMENT. YOU SHOULD READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. YOU CAN GET A COPY OF THE PROXY STATEMENT FREE OF CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING AGERE SYSTEMS, C/O THE BANK OF NEW YORK, P.O. BOX 11082, CHURCH STREET STATION, NEW YORK, NY 10286, OR BY CALLING AGERE SYSTEMS INC. AT 1-866-AGEREIR AND PRESSING PROMPT 1.